EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the inclusion in the Consent Solicitation/Prospectus included in this Registration Statement on Form S-4 being filed by JAG Media Holdings, Inc. (the “Company”) of our report dated November 9, 2007, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, on the consolidated financial statements of the Company and its subsidiaries as of July 31, 2007 and 2006 and for each of the three years in the period ended July 31, 2007. We also consent to the related reference to our firm under the caption “Experts” in the Consent Solicitation/Prospectus included in this Registration Statement.
/s/ J.H. Cohn LLP
Roseland, New Jersey
December 6, 2007